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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                    STANFORD VENTURE CAPITAL HOLDINGS, INC.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                              5050 WESTHEIMER ROAD
--------------------------------------------------------------------------------
                                    (Street)

 HOUSTON,                            TEXAS               77056
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     HEALTH SYSTEMS SOLUTIONS, INC. (HSLU)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

     MARCH 13, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

===============================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================================================================
                                                                                            5.
                                                                                            Amount of      6.
                                                            4.                              Securities     Owner-
                                                            Securities Acquired (A) or      Beneficially   ship
                                  2A.          3.           Disposed of (D)                 Owned          Form:     7.
                       2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                       Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                     action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security      Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)             (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

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===============================================================================================================================

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

==================================================================================================================================
                                                                                                         9.
                                                                                                         Number    10.
                                                                                                         of        Owner-
                                                                                                         deriv-    ship
                                                                                                         ative     Form
            2.                                                                                           Secur-    of
            Conver-                            5.                              7.                        ities     Deriv-  11.
            sion                               Number of                       Title and Amount          Bene-     ative   Nature
            or                                 Derivative    6.                of Underlying     8.      ficially  Secur-  of
            Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:    In-
            cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct  direct
            Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or  Bene-
1.          of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-     ficial
Title of    Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct  Owner-
Derivative  ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)     ship
Security    Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)  ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)      4)
----------------------------------------------------------------------------------------------------------------------------------
Series A
Preferred                                                                       Common
Stock      $1.17    3/13/03           P       256,410         Immed.    None    Stock    256,410   (1)   1,880,342  D
----------------------------------------------------------------------------------------------------------------------------------
                                                                                Common
Warrant    $1.17    3/13/03           P       128,205         Immed.   03/13/08 Stock    128,205   (1)     940,171  D
----------------------------------------------------------------------------------------------------------------------------------

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==================================================================================================================================

Explanation of Responses:
(1) Aggregate price of the Series A Preferred Shares and Warrants is $300,000.


/s/ James M. Davis                                            March 13, 2003
---------------------------------------------            -----------------------
    James M. Davis, President                                     Date
    **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
                                                                          Page 2